Exhibit 10.21

December 2008 Amendment to Employment Agreement

(IRC 409A Compliant)

This December 2008 Amendment (the “Amendment”) is made as of, and is effective, this 1st day of December, 2008, by and between Stein Mart, Inc., a Florida corporation and its divisions, subsidiaries and affiliates (the “Company”), and D. Hunt Hawkins (“Executive”).

Background

The following facts are the background for this Amendment:

A.	The parties hereto entered into an employment agreement (the “Existing Agreement”) dated as of September 16, 2006.

B.	The parties wish to amend the Existing Agreement as provided in this Amendment.

NOW THEREFORE, In consideration of the promises and mutual covenants contained herein, the parties, intending to be legally bound, agree that the Background Facts are true and correct and further agree as set forth below. (All defined terms not defined in this Amendment shall have the meaning ascribed to them in the Existing Agreement).

1. Change of Control. The definition of “Change of Control” in the Existing Agreement is hereby deleted and the following is substituted in lieu thereof:

“Change of Control” means the occurrence of any of the following: (a) the acquisition of more than 50% of the value or voting power of the Company’s stock by a person or group in a transaction or a series of related transactions; (b) the acquisition in a period of twelve months or less of at least 30% of the Company’s stock by a person or group in a transaction or a series of related transactions; (c) the replacement of a majority of the Company’s board in a period of twelve months or less by directors who were not endorsed by a majority of the current board members; or (d) the acquisition in a period of twelve months or less of 40% or more of the Company’s assets by an unrelated entity. For purposes hereof, the definition of a Change of Control shall be construed and interpreted so as to comply with the definition contained in Code Section 409A.

2. Code. A new definition is added to read as follow:

“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall be deemed to refer to any successor provision thereto and the regulations promulgated thereunder.

3. Disability. The definition of “Disability” is deleted and the following is substituted in lieu thereof:

“Disability” means Executive’s incapacity due to physical or mental illness or cause, which results in the Executive being unable to perform his duties with Company on a full-time basis for a period of six (6) consecutive months. Any dispute as to disability shall be conclusively determined by written opinions rendered by two qualified physicians, one selected by Executive, and one selected by Company; provided that if such opinions are conflicting, then such physicians shall select a mutually agreeable third physician whose opinion shall be conclusive and binding.

4. Termination. A new definition of “Termination” is added to read as follows:

“Termination Date” means the date of Executive’s termination of employment, or if the Executive continues to provide services to Stein Mart, Inc. or its 409A affiliates following his termination of employment, such later date as is considered a separation from service from Stein Mart, Inc. and its 409A affiliates within the meaning of Code Section 409A. For purposes of this Agreement, the Executive’s “termination of employment” shall be presumed to occur when Stein Mart, Inc. and the Executive reasonably anticipate that no further services will be performed by the Executive for Stein Mart, Inc. and its 409A affiliates or that the level of bona fide services the Executive will perform as an employee of Stein Mart, Inc. and its 409A affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for Stein Mart, Inc. and its 409A affiliates over the immediately preceding 36-month period (or such lesser period of services). Whether the Executive has experienced a termination of employment shall be determined by Stein Mart, Inc. in good faith and consistent with Section 409A of the Code. Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a termination of employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his position of employment or any substantially similar position of employment, the leave may be extended by Stein Mart, Inc. for up to 29 months without causing a termination of employment. For purposes hereof, the term “409A affiliate” means each entity that is required to be included in Stein Mart, Inc.’s controlled group of corporations within the meaning of Section 414(b) of the Code, or that is under common control with Stein Mart, Inc. within the meaning of Section 414(c) of the Code; provided, however, that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

5. Termination of Employment. Section 5 is hereby modified to read in its entirety as follows:

TERMINATION OF EMPLOYMENT

(a) General. The Board of Directors shall have the right to terminate Executive’s employment and this Agreement at any time with or without Cause, and Executive shall have the right to terminate his employment and this Agreement at any time with or without Good Reason; provided that obligations under this Section 5, Section 6 and Section 7 shall survive termination of the Agreement. The Board of Directors may delegate its powers to terminate the Executive to the persons to whom the Executive reports.

(b) Termination by Board of Directors without Cause or by Executive for Good Reason. If (i) the Board of Directors terminates Executive’s employment without Cause, or (ii) Executive resigns for Good Reason, then in either of those circumstances, the Company’s only obligation to Executive under this Agreement (except as provided in Section 5(f) hereof) shall be to pay Executive his earned but unpaid base salary, if any, up to the date of his termination of employment, plus 200% of his current total Annual Base Salary as specified in Section 4(a) (subject to such withholdings as required by law) payable in thirty-six (36) equal semi-monthly installments beginning not earlier than six (6) months following the Termination Date and continuing for eighteen (18) consecutive months thereafter (the two year period following the Termination Date is called the “Post Termination Payment Period”). During the Post Termination Payment Period the Executive shall also continue to receive, at the Company’s cost, medical, dental, life and accident and disability insurance with coverage consistent with the lesser of (i) the coverage in effect at Executive’s termination, or (ii) the coverage in effect from time to time as applied to persons in positions similar to the position held by Executive at the time of termination; provided that if the taxable value of the continued life and accident and disability coverage to Executive during the first six (6) months following the Termination Date exceeds the annual dollar limit in effect under Code Section 402(g)(1)(B) for the year of such termination, then the Executive shall pay the premiums in excess of such limit for such coverage during such six (6)-month period and after the end of such six (6)-month period, the Company shall reimburse the Executive for the amount of the premiums paid by the Executive, without interest thereon.

(c) Termination by the Board of Directors for Cause or by Executive without Good Reason. If the Board of Directors terminates Executive’s employment for Cause or Executive resigns without Good Reason, the Company’s only obligation to Executive under this Agreement shall be to pay Executive his earned but unpaid Annual Base Salary, if any, up to the of termination of employment. The Company shall only be obligated to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the of termination of employment.

(d) Termination for Disability. Subject to the definitions and requirements of Section 2 (“Disability”), after six (6) consecutive months of such disability leave of absence, Executive’s service may be terminated by Company. In the event Executive is terminated from employment due to Disability, the Company shall:

(i)	pay Executive his Annual Base Salary through the end of the month in which his employment terminates as soon as practicable after his employment terminates; provided that if such payment exceeds the applicable dollar amount in effect under Code Section 402(g)(1)(B) for the year in which such termination occurs, then the payment in excess of such applicable dollar amount shall be paid following six (6) months after the Executive’s Termination Date;

(ii)	pay Executive his Earned Bonus, pro rata and if any, for the fiscal year in which such termination of employment occurs, which amount shall be paid at the same time the Earned Bonus would have been paid had Executive remained in employment;

(iii)	pay Executive an additional nine (9) months of compensation at the then-Annual Base Salary, which aggregate amount shall be payable in thirty-six (36) equal semi-monthly installments beginning not earlier than six (6) months following the Termination Date and continuing for eighteen (18) consecutive months thereafter;

(iv)	pay or cause the payment of benefits to which Executive is entitled under the terms of any disability plan of the Company covering the Executive at the time of such Disability;

(v)	pay premiums for COBRA coverage as provided in Section 5(g);

(vi)	make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(d)(ii) or Section 5(d)(iii) shall be taken into account in computing any payments or benefits described in this Section 5(d)(iv); and

(vii)	in the event the Executive has any options or restricted shares (but excluding “performance shares” which shall be governed by the terms set forth in the grant as to such shares) which are not vested on the date of termination for Disability, then pay to the Executive (i) as to any unvested options, the net value of the excess, if any, of the closing price of the Company’s shares on the NASDAQ for the day on which the termination due to Disability occurs and the exercise price of such unvested options multiplied by the number of shares subject to options which failed to vest; and (ii) as to any unvested restricted shares, the value of the closing price of the Company’s shares on the NASDAQ for the day on which the termination due to Disability occurred multiplied by the number of restricted shares, if any, which failed to vest due to such termination of employment for Disability.

Notwithstanding the Executive’s Disability, during the period of Disability leave, Executive shall be paid in full (net of insurance) as if he or she were actively performing services. Executive agrees to simultaneously utilize available leave under the Family and Medical Leave Act of 1993 during such disability leave of absence. During the period of such Disability leave of absence, the Board of Directors may designate someone to perform Executive’s duties. Executive shall have the right to return to full-time service so long as he is able to resume and faithfully perform his full-time duties.

(e) Death. If Executive’s employment terminates as a result of his death, the Company shall:

(i)	pay to Executive’s estate his Annual Base Salary through the end of the month in which his employment terminates as soon as practicable after his death;

(ii)	pay to Executive’s estate his Earned Bonus, when actually determined, for the year in which Executive’s death occurs;

(iii)	make such payments and provide such benefits as otherwise called for under the terms of each other employee benefit plan, program and policy in which Executive was a participant; provided no payments made under Section 5(e)(ii) shall be taken into account in computing any payments or benefits described in this Section 5(e)(iii); and

(iv)	in the event the Executive has any options or restricted shares (but excluding “performance shares” which shall be governed by the terms set forth in the grant as to such shares) which are not vested on the date of termination for death, then pay to the Executive’s estate (i) as to any unvested options, the net value of the excess, if any, of the closing price of the Company’s shares on the NASDAQ for the day on which the death occurred and the exercise price of such unvested options multiplied by the number of shares subject to options which failed to vest; and (ii) as to any unvested restricted shares, the value of the closing price of the Company’s shares on the NASDAQ for the day on which the death occurred multiplied by the number of restricted shares, if any, which failed to vest due to such termination of employment for death.

Any amounts payable to Executive under this Agreement which are unpaid at the date of Executive’s death or payable hereunder or otherwise by reason of his death, shall be paid in accordance with the terms of this Agreement to Executive’s estate; provided that if there is a specific beneficiary designation in place for any specific amount payable, then payment of such amount shall be made to such beneficiary.

(f) Change of Control. If a Change of Control occurs, then for a period beginning on the occurrence of the Change of Control and ending two years following that occurrence (the “Post Change of Control Period”):

(i)	In addition to the other events constituting Good Reason under this Agreement, the following shall also constitute Good Reason: if the Executive is willing and able to continue employment with the Company but the Company exercises its right to either not renew this Agreement as provided in Section 1(a) hereof, or offers to renew this Agreement on terms materially less favorable to the Executive than provided herein; provided, however, that notice of exercise of the Executive’s termination for Good Reason must be received by the Company during the Post Change of Control Period; and

(ii)

In the event of termination of the Executive’s employment with the Company pursuant to Section 5(b) hereof either by the Company without Cause, or by the Executive for Good Reason, with notice of such termination given within the Post Change of Control Period, the Executive shall receive the following in a lump sum payable in funds immediately available in Jacksonville, Florida not earlier than six (6) months following the Termination Date and not later than seven (7) months following the Termination Date: (A) an amount equal to the total of severance payments (other than continued insurance coverage) provided under Section 5(b) of this agreement (and in lieu thereof), and (B) an amount equal to 200% of the Earned Bonus in the year of the Termination Date. For purposes of this subsection (f) Earned Bonus shall not be prorated and shall be an amount equal to “Target” bonus as defined in the Company’s incentive compensation plan in effect from time to time.

(g) Benefit Continuation. Provided Executive is eligible for COBRA coverage, and has not been terminated from employment for Cause or resigned without Good Reason, the Company shall pay the Executive’s COBRA premiums for a period of eighteen months from the date of Executive’s termination of employment in order to continue Executive’s health insurance coverage and maintain such coverage in effect.

(h) Relinquishment of Corporate Positions. Executive shall automatically cease to be an officer and/or director of the Company and its affiliates as of his date of termination of employment.

(i) Limitation. Anything in this Agreement to the contrary notwithstanding, Executive’s entitlement to or payments under this Agreement and any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account of termination of his employment with the Company will be subject to the excise tax imposed by Code Section 4999, but only if, by reason of such limitation, Executive’s net after -tax benefit shall exceed the net after -tax benefit if such reduction were not made. “Net after -tax benefit” shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under any section of this Agreement or other plan or agreement that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any limitation under this Section 5(i) of Executive’s entitlement to payments shall be made in the manner and in the order directed by Executive.

6. Ratification. Except as expressly modified as provided in this Amendment, the Existing Agreement is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement effective as of the Effective Date.

STEIN MART, INC.

By:	/s/ Rebecca E. Steele	/s/ D. Hunt Hawkins
Name:	Rebecca E. Steele	D. Hunt Hawkins
Title:	VP, Human Resources

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